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                                  EXHIBIT 10.8


                              EMPLOYMENT AGREEMENT
                              --------------------

         THIS AGREEMENT ("Agreement") is entered into and made effective as of January 1, 2005 by and between National Quality Care, Inc., ("Employer") a Delaware corporation, and Victor Gura, M.D. ("Employee").


                                 R E C I T A L S
                                 - - - - - - - -

         WHEREAS, Employer is desirous of hiring Employee as one of its key employees, as well as an officer and director; and

         WHEREAS, Employee is willing to accept employment as an employee of Employer; and

         WHEREAS, the parties hereto desire to delineate the responsibilities of Employee and the expectations of Employer;

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and obligations herein contained, the parties hereto agree as follows:

                                    AGREEMENT
                                    ---------

1. EMPLOYMENT. Employer hereby employs Employee, and Employee hereby accepts employment with Employer, upon the terms and conditions set forth in this Agreement.

2. TERM OF EMPLOYMENT. The employment of Employee pursuant to the terms of this Agreement shall commence on January 1, 2005 and shall continue until December 31, 2008, unless sooner terminated pursuant to the provisions hereof (the "Term"), provided, however, that this Agreement, unless earlier terminated according to the provisions hereof, may be extended by the mutual consent of Employer and Employee.

3. DUTIES.

         3.1.BASIC DUTIES. Subject to the direction and control of the Board of Directors of Employer, Employee shall serve as: (a) the Chief Executive Officer of Employer; upon FDA approval of the final pivotal multi center clinical study of the Company's Wearable Artificial Kidney, the Company and the CEO shall initiate a search for a new CEO(b)Chairman, President and Chief Scientific Officer during the full term of this Agreement.

         3.2.Other Duties of Employee. In addition to the foregoing, Employee shall perform such other or different duties related to those set forth in Paragraph 3.1 as may be assigned to him from time to time by Employer; PROVIDED, HOWEVER, that any such additional assignment shall be at a level of responsibility commensurate with that set forth in Paragraph 3.1 and PROVIDED, FURTHER, that Employee may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or entities that in the judgment of Employer will not present any conflict of interest with Employer or any of its operations or adversely affect the performance of Employee's duties pursuant to this Agreement.


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         3.3.TIME DEVOTED TO EMPLOYMENT. Employee shall devote such time to the business of Employer during the term of this Agreement as the Board of Directors of Employer deems necessary to fulfill his obligations hereunder.

         3.4.PLACE OF PERFORMANCE OF DUTIES. The services of Employee shall be performed at Employer's principal place of business in Beverly Hills, California and at such other locations as shall be designated from time to time by Employer.

4. COMPENSATION AND METHOD OF PAYMENT. As compensation under this Agreement, Employer shall pay and Employee shall accept the following:

         4.1 BASIC SALARY. As base compensation for services rendered pursuant to this Agreement, measured from the effective date hereof, of four hundred fifty thousand dollars ($420,000). This amount shall be accrued by Employer for the benefit of Employee but shall be payable according to the following schedule:

         o As of the date of this Agreement, an amount shall be payable bi-monthly to Employee equal to an annualized salary of One Hundred and Fifty Thousand Dollars ($150,000).

         o From and after that date on which Employer has received net proceeds of a placement of its equity securities equal to or greater than two million dollars ($2,000,000), an amount shall be payable bi-monthly to Employee equal to an annualized salary of Three Hundred Thousand Dollars ($300,000).

         o From and after that date on which Employer has received net proceeds of a placement of its equity securities equal to or greater than Three million dollars ($3,000,000), an amount shall be payable bi-monthly to Employee equal to an annualized salary of Three Hundred and Fifty Thousand Dollars ($350,000).

         o From and after that date on which Employer has received net proceeds of a placement of its equity securities equal to or greater than four million dollars ($4,000,000), an amount shall be payable bi-monthly to Employee equal to an annualized salary of Four Hundred and Twenty Thousand Dollars ($420,000).


         All amounts accrued but not paid to Employee shall be paid to Employee as and when the Company has received the amount of net proceeds, which would have triggered such distribution at the time of original accrual. The salary shall be payable bi-monthly or otherwise in accordance with Employer's payroll practices for all other employees, with such upward adjustments as may be approved from time to time by the Board of Directors of Employer. Such adjustments may be based on the performance of Employer, the value of Employee to Employer or any other factors considered relevant by Employer


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         4.1.INCENTIVE COMPENSATION. For each year, such bonus, supplemental or incentive compensation, which may be based on performance of Employer and/or performance of Employee, as may be approved in good faith by independent members of the Board of Directors of Employer.

         4.2.EXPENSE REIMBURSEMENT. Reimbursement of such expenses as are reasonable and necessary, for Employee's performance of his responsibilities under this Agreement. Employer shall pay reimbursement amounts in accordance with Employer's policies as amended from time to time.

         4.3.FRINGE BENEFITS TO EMPLOYEE. Participation in Employer's employee fringe benefit programs in effect from time to time for employees at comparable levels of responsibility. Participation will be in accordance with any applicable policies adopted by Employer. Employee shall be entitled to vacations, absences for illness, and to similar benefits of employment to the extent such benefits are generally available to employees of Employer at a comparable level of responsibility, and subject to such policies and procedures as may be adopted by Employer. Without limiting the generality of the foregoing, it is initially anticipated that such benefits of employment shall include four
(4) weeks' vacation during each 12-month period of employment with Employer (which shall accrue monthly on a pro rata basis and which shall be carried forward for a period not to exceed three (3) years and otherwise in accordance with Employer's policies); major medical and health insurance; sick leave, officers' and directors' liability insurance; and stock option plans for members of the Board of Directors.

         4.4. AUTOMOBILE EXPENSE. Employee shall be entitled to an automobile allowance of $1,250 per month.

5. TERMINATION OF AGREEMENT.

         5.1 BY NOTICE. Notwithstanding anything to the contrary herein, in the event that Employee shall be terminated for an occurrence described in Section 5.2(b) which shall be the subject of an effective Disability Policy,

         5.2 OTHER TERMINATION BY EMPLOYER. Employer may terminate Employee immediately for any of the reasons set forth below:

                  (a) For "Cause," immediately upon written notice from Employer to the Employee.

                  (b) Upon the Disability of the Employee. As used in this Agreement, the term "Disability" shall mean the inability of the Employee, due to a physical or mental disability, for a period of thirty (30) days, whether or not consecutive, during any sixty (60) day period to perform the normal and customary services required of Employee pursuant to this Agreement. A determination of disability shall be made by a physician satisfactory to both Employee and the Employer, PROVIDED THAT, if Employee and the Employer do not agree on a physician, Employee and Employer shall each select a physician and such two physicians together shall select a third physician, whose determination as to disability shall be binding on the parties.


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                  (c) Death of Employee.

         5.3 EFFECT OF TERMINATION.

                  (a) TERMINATION DUE TO EXPIRATION OF EMPLOYMENT PERIOD. If Employee's employment is terminated due to the expiration of the Term, Employer shall pay Employee the compensation (including accrued bonuses, if any) and benefits due to Employee under Section 4 through the last day of the term covered in this contract.

                  (b) TERMINATION FOR CAUSE. In the event that Employee's employment is terminated for "Cause" pursuant to Section 5.2(a), Employer shall pay Employee the compensation and benefits due to Employee under Section 4 through the last day of this contract.

                  (c) OTHER TERMINATION. In the event that Employee's employment is terminated by Employer other then under Section 5.2, Employer shall pay Employee the salary for the full term of this contract but in no event less than Four Hundred Twenty Thousand Dollars ($420,000) in twelve (12) monthly installments.

                  (d) TERMINATION FOR DEATH OF DISABILITY. If Employee's employment is terminated by reason of death or disability pursuant to Section 5.2(b) or (c), Employer shall pay the estate of Employee or Employee, as the case may be, the compensation and benefits under Section 4 which would otherwise be payable to Employee up to the end of the month in which the termination of this Agreement for such death or disability occurred.

6. PROPERTY RIGHTS AND OBLIGATIONS OF EMPLOYEE.

         6.1. TRADE SECRETS. For purposes of this Agreement, "trade secrets" shall include without limitation any and all financial, cost and pricing information and any and all information contained in any drawings, designs, plans, proposals, customer lists, records of any kind, data, formulas, specifications, concepts or ideas, where such information is reasonably related to the business of Employer, has been divulged to or learned by Employee during the term of his employment by Employer, and has not previously been publicly released by duly authorized representatives of Employer or otherwise lawfully entered the public domain.

         6.2. PRESERVATION OF TRADE SECRETS. Employee will preserve as confidential all trade secrets pertaining to Employer's business that have been obtained or learned by him by reason of his employment. Employee will not, without the prior written consent of Employer, either use for his own benefit or purposes or disclose or permit disclosure to any third parties, either during the term of his employment hereunder or thereafter, any trade secret connected with the business of Employer.

         6.3. TRADE SECRETS OF OTHERS. Employee agrees that he will not disclose to Employer or induce Employer to use any trade secrets belonging to any third party.


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         6.4. PROPERTY OF EMPLOYER. Employee agrees that all documents, reports, files, analyses, drawings, designs, tools, equipment, plans (including, without limitation, marketing and sales plans), proposals, customer lists, computer software or hardware, and similar materials that are made by him or come into his possession by reason of and during the term of his employment with Employer are the property of Employer and shall not be used by him in any way adverse to Employer's interests.

         6.5      NON-COMPETITION BY EMPLOYEE.

                  6.5.1 GENERAL. Employee agrees during the three years following the termination of his Employment, not to recruit, engage in passive hiring efforts, solicit or induce any person or entity who, during such three-year period, or within one (1) year prior to the termination of Employee's employment with Employer, was an employee, agent, representative or sales person of Employer or any of its affiliates ("Employer Group") to leave or cease his employment or other relationship with Employer Group for any reason whatsoever or hire or engage the services of such person for Employee in any business substantially similar to or competitive with that in which Employer Group was engaged during the Employee's employment.

                  6.5.2 NON-SOLICITATION OF CUSTOMERS. Employee acknowledges that in the course of his employment, he will learn about Employer Group's business, services, materials, programs and products and the manner in which they are developed, marketed, served and provided. Employee knows and acknowledges that Employer Group has invested considerable time and money in developing its programs, agreements, offices, representatives, services, products and marketing techniques and that they are unique and original. Employee further acknowledges that Employer Group must keep secret all pertinent information divulged to Employee about Employer Group business concepts, ideas, programs, plans and processes, so as not to aid Employer Group's competitors. Accordingly, Employer Group is entitled to the following protection, which Employee agrees is reasonable:

         Employee agrees that for a period of three years following the termination of his employment, he will not, on his own behalf or on behalf of any person, firm, partnership, association, corporation, or other business organization, entity or enterprise, knowingly solicit, call upon, or initiate communication or contact with any person or entity or any representative of any person or entity, with whom Employee had contact during his employment, with a view to the sale or the providing of any product, equipment or service sold or provided or under development by Employer Group during the period of three years immediately preceding the date of Employee's termination.

                  6.5.3 NON-COMPETITION. Employee acknowledges that he will be a "high impact" person in Employer Group's business who is in possession of selective and specialized skills, learning abilities, customer contacts, and customer information as a result of his relationship with Employer Group and prior experience, and agrees that Employer Group has a substantial business interest in the covenant described below. Employee, therefore, agrees for a period of three years from the termination of his employment, not to, either directly, whether as an employee, sole proprietor, partner shareholder, joint


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venture or the like, in the same or similar capacity in which he worked for
Employer Group, compete with Employer Group in the manufacture, marketing or sales of dialysis treatment technology` or any other field in which Employer enters or considers entering into, provided Employee has actual knowledge of such field. The territory in which this non-competition covenant shall apply will be limited to the area commensurate with the territory in which Employee marketed, sold or provided products or services for Employer Group during the two years preceding termination of Employment.

         6.6 SURVIVAL PROVISIONS AND CERTAIN REMEDIES. Unless otherwise agreed to in writing between the parties hereto, the provisions of this Section 6 shall survive the termination of this Agreement. The covenants in this Section 6 shall be construed as separate covenants and to the extent any covenant shall be judicially unenforceable, it shall not affect the enforcement of any other covenant. In the event Employee breaches any of the provisions of this Section 6, Employee agrees that Employer shall be entitled to injunctive relief in addition to any other remedy to which Employer may be entitled.

7. GENERAL PROVISIONS.

         7.1 NOTICES. Any notices or other communications required or permitted to be given hereunder shall be given sufficiently only if in writing and served personally or sent by certified mail, postage prepaid and return receipt requested, addressed as follows:

If to Employer:                              National Quality Care, Inc.
                                             9033 Wilshire Boulevard
                                             Suite 501
                                             Beverly Hills, California 90211

If to Employee:                              Victor Gura, M.D.
                                             9033 Wilshire Boulevard
                                             Suite 501
                                             Beverly Hills, California 90211

However, either party may change his/its address for purposes of this Agreement by giving written notice of such change to the other party in accordance with this Paragraph 7.1. Notices delivered personally shall be deemed effective as of the day delivered and notices delivered by mail shall be deemed effective as of three days after mailing (excluding weekends and federal holidays).

         7.2 CHOICE OF LAW. Except as expressly provided otherwise in this Agreement, this Agreement shall be governed by and construed in accordance with the laws of the State of California.

         7.3 ENTIRE AGREEMENT; MODIFICATION AND WAIVER. This Agreement supersedes any and all other agreements, whether oral or in writing, between the parties hereto with respect to the employment of Employee by Employer and contains all covenants and agreements between the parties relating to such employment in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or written, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not


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contained in this Agreement shall be valid or binding. Any modification of this
Agreement shall be effective only if it is in writing signed by the party to be charged. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

         7.4 ASSIGNMENT. Because of the personal nature of the services to be rendered hereunder, this Agreement may not be assigned in whole or in part by either party without the prior written consent of the other party. However, subject to the foregoing limitation, this Agreement shall be binding on, and shall inure to the benefit of, the parties hereto and their respective heirs, legatees, executors, administrators, legal representatives, successors and assigns.

         7.5 SEVERABILITY. If for any reason whatsoever, anyone or more of the provisions of this Agreement shall be held or deemed to be inoperative, unenforceable, or invalid as applied to any particular case or in all cases, such circumstances shall not have the effect of rendering any such provision inoperative, unenforceable, or invalid in any other case or of rendering any of the other provisions of this Agreement inoperative, unenforceable or invalid.

         7.6 CORPORATE AUTHORITY. Employer represents and warrants as of the date hereof that Employer's execution and delivery of this Agreement to Employee and the carrying out of the provisions hereof have been duly authorized by Employer's Board of Directors and authorized by Employer's shareholders and further represents and warrants that neither the execution and delivery of this Agreement, nor the compliance with the terms and provisions thereof by Employer will result in the breach of any state regulation, administrative or court order, nor will such compliance conflict with, or result in the breach of, any of the terms or conditions of Employer's Articles of Incorporation or Bylaws, as amended, or any agreement or other instrument to which Employer is a party, or by which Employer is or may be bound, or constitute an event of default thereunder, or with the lapse of time or the giving of notice or both constitute an event of default thereunder.

         7.7 ATTORNEYS' FEES. In any action at law or in equity to enforce or construe any provisions or rights under this Agreement, the unsuccessful party or parties to such litigation, as determined by the courts pursuant to a final judgment or decree, shall pay the successful party or parties all costs, expenses, and reasonable attorneys' fees incurred by such successful party or parties (including, without limitation, such costs, expenses, and fees on any appeals), and if such successful party or parties shall recover judgment in any such action or proceedings, such costs, expenses, and attorneys' fees shall be included as part of such judgment.

         7.8 COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         7.9 HEADINGS AND CAPTIONS. Headings and captions are included for purposes of convenience only and are not a part hereof.


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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first written above at Beverly Hills, California.

                                                  "Employer"


                                                  National Quality Care, Inc.,
                                                  a Delaware corporation


                                                  By: /S/ RONALD LANG
                                                      ------------------------
                                                      Ronald P. Lang,
                                                      Secretary



                                                  "Employee"


                                                      /S/ VICTOR GURA
                                                      ------------------------
                                                      Victor Gura, M.D.


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